Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Auditors” in the Registration Statement on Form F-9 of Canadian Imperial Bank of Commerce (“CIBC”) and to the incorporation by reference in such Registration Statement of our reports dated November 30, 2011, with respect to the consolidated financial statements of CIBC and the effectiveness of internal control over financial reporting of CIBC, included in its Annual Report for the year ended October 31, 2011.

/s/ Ernst & Young LLP

Ernst & Young LLP

Chartered Accountants

Licensed Public Accountants

Toronto, Canada

July 13, 2012